UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2008

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

2036 Convertible Notes

On December 7, 2006, Prudential Financial, Inc. (the “Company”) issued in a private placement $2.0 billion of its Floating Rate Convertible Senior Notes due December 12, 2036 (the “2036 Notes”). In accordance with the terms of the 2036 Notes, holders of the 2036 Notes had the right to require the Company to repurchase the 2036 Notes for cash on December 12, 2008 at 100% of the principal amount thereof plus accrued and unpaid interest. The Company reports that it repurchased on that date $1.879 billion aggregate principal amount of the 2036 Notes from holders exercising the right to require the repurchase of their 2036 Notes. The total amount paid by the Company in connection with such repurchases was $1.881 billion, representing $1.879 billion in principal and $2 million in accrued interest. After giving effect to these and earlier repurchases, $4 million aggregate principal amount of the 2036 Notes remains outstanding at December 15, 2008.

2037 Convertible Notes

On December 12, 2007, the Company issued in a private placement $3.0 billion of its Floating Rate Convertible Senior Notes due December 15, 2037 (the “2037 Notes”). Between December 5, 2008 and December 12, 2008, the Company repurchased at a discount, in individually negotiated transactions, $853 million original principal amount of the 2037 Notes which were offered to the Company by certain holders. The total amount paid by the Company in connection with such repurchases was $810 million, representing $809.5 million in principal and $0.4 million in accrued interest. After giving effect to such repurchases, $2.147 billion aggregate principal amount of the 2037 Notes remains outstanding at December 15, 2008. The Company estimates that its consolidated financial statements, and adjusted operating income of its Financial Services Businesses, for the quarter ending December 31, 2008 will include an approximately $41 million pre-tax benefit as a result of these repurchase transactions.

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“Adjusted operating income” differs from, and should not be viewed as a substitute for, income from continuing operations before income taxes or net income determined in accordance with generally accepted accounting principles, but is the financial measure that the Company uses to analyze the operations of each segment in managing its Financial Services Businesses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2008

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian J. Morris

Name: Brian J. Morris Title: Vice President and Assistant Secretary